The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 14, 2018

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-209682 and 333-209682-01
Dated February , 2018

JPMorgan Chase Financial Company LLC Floating Rate Trigger Callable Contingent Yield Notes (quarterly coupon observation and one-year initial non-call period)

Linked to the lesser performing of the Russell 2000® Index and the EURO STOXX 50® Index due on or about February 28, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Floating Rate Trigger Callable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the lesser performing of the Russell 2000® Index and the EURO STOXX 50® Index (each, an “Underlying” and together the “Underlyings”).  If the closing level of each Underlying is equal to or greater than its Coupon Barrier on a quarterly Observation Date, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date.  Contingent Coupons will be paid at a variable rate per annum equal to 3-Month USD LIBOR, which we refer to as the Reference Rate, for the related Coupon Period plus the Additional Rate of between 5.00% and 6.00% per annum, subject to the Minimum Coupon Rate of 0.00% per annum.  Contingent Coupons will be calculated on a 30/360 basis.  If the Reference Rate for any Coupon Period is negative, the Contingent Coupon Rate for that Coupon Period will be less than the Additional Rate and if the Reference Rate is sufficiently negative, the Contingent Coupon Rate will be 0.00% per annum and you will receive no Contingent Coupon for that Coupon Period.  If the closing level of either Underlying is less than its Coupon Barrier on a quarterly Observation Date, no Contingent Coupon payment will be made.  JPMorgan Financial may, at its election, call the Notes early on any quarterly Observation Date (after an initial one-year non-call period and other than the Final Valuation Date) regardless of the closing level of either Underlying on that quarterly Observation Date.  If JPMorgan Financial elects to call the Notes prior to maturity, JPMorgan Financial will pay the principal amount plus any Contingent Coupon for the applicable quarterly Observation Date and no further amounts will be owed to you.  If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value of each Underlying is equal to or greater than its Downside Threshold (which is the same level as its Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to any Contingent Coupon.  If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying with the Lowest Underlying Return (the “Lesser Performing Underlying”) from its Initial Value to its Final Value.  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount at maturity.  You may receive few or no quarterly Contingent Coupons during the term of the Notes. You will be exposed to floating interest rate risk and the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.  Generally, a higher Additional Rate is associated with a greater risk of loss.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes.  If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑ Contingent Floating Rate Coupon: If the closing level of each Underlying is equal to or greater than its Coupon Barrier on a quarterly Observation Date, JPMorgan Financial will make a Contingent Coupon payment with respect to that quarterly Observation Date. JPMorgan Financial will not pay you the Contingent Coupon for any quarterly Observation Date on which the closing level of either Underlying is less than its Coupon Barrier.

Contingent Coupons will be paid at a variable rate per annum equal to 3-Month USD LIBOR, which we refer to as the Reference Rate, for the related Coupon Period plus the Additional Rate of between 5.00% and 6.00% per annum, subject to the Minimum Coupon Rate of 0.00% per annum. Contingent Coupons will be calculated on a 30/360 basis. If the Reference Rate for any Coupon Period is negative, the Contingent Coupon Rate for that Coupon Period will be less than the Additional Rate and if the Reference Rate is sufficiently negative, the Contingent Coupon Rate will be 0.00% per annum and you will receive no Contingent Coupon for that Coupon Period.

❑ Issuer Callable: JPMorgan Financial may, at its election, call the Notes on any quarterly Observation Date (after an initial one-year non-call period and other than the Final Valuation Date), regardless of the closing level of either Underlying on that quarterly Observation Date, and pay you the principal amount plus any Contingent Coupon otherwise due for that Observation Date. If the Notes are called, no further payments will be made after the Call Settlement Date.

❑ Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to any Contingent Coupon. If any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date[1]	February 26, 2018
	Original Issue Date (Settlement Date)[1]	February 28, 2018
	Observation Dates[2]	Quarterly (callable beginning February 26, 2019) (see page 5)
	Final Valuation Date[2]	February 23, 2023
	Maturity Date[2]	February 28, 2023

[1] Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the quarterly Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2] Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL, FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Floating Rate Trigger Callable Contingent Yield Notes linked to the lesser performing of the Russell 2000® Index and the EURO STOXX 50® Index.  The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The Initial Value, Downside Threshold and Coupon Barrier for each Underlying will be finalized on the Trade Date and provided in the pricing supplement.  The actual Additional Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Additional Rate were set equal to the bottom of that range.

Underlying	Contingent Coupon Rate	Reference Rate	Additional Rate	Minimum Coupon Rate	Initial Value	Downside Threshold*	Coupon Barrier*	CUSIP / ISIN
Russell 2000® Index (Bloomberg Ticker: RTY)	For each Coupon Period, a per annum rate equal to the Reference Rate, as determined on the applicable Rate Determination Date, plus the Additional Rate, provided that this rate will not be less than the Minimum Coupon Rate	3-Month USD LIBOR	5.00% to 6.00% per annum	0.00% per annum	•	70% of the Initial Value	70% of the Initial Value	48129L769 / US48129L7698
EURO STOXX 50® Index (Bloomberg Ticker: SX5E)					•	70% of the Initial Value	70% of the Initial Value

* Rounded to three decimal places for the Russell 2000® Index and rounded to two decimal places for the EURO STOXX 50® Index

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the lesser performing of the Russell 2000® Index and the EURO STOXX 50® Index		$10		$0.25		$9.75

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming an Additional Rate equal to the bottom of the range listed above, the estimated value of the Notes would be approximately $9.85 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.70 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

t	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t  You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

t  You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You understand and accept that you will not participate in any appreciation in the level of any Underlying and that your potential return is limited to the Contingent Coupons.

t  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t  You would be willing to invest in the Notes based on the Additional Rate specified on the cover hereof (the actual Additional Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t  You are willing to invest in Notes that pay Contingent Coupons at a variable per annum rate based on 3-Month USD LIBOR.

t  You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t  You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period) at JPMorgan Financial’s election and you are otherwise able and willing to hold the Notes to maturity.

t  You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t  You understand and accept the risks associated with the Underlyings.

t  You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t  You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t  You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

t  You require an investment designed to provide a full return of principal at maturity.

t  You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You seek an investment that participates in the full appreciation in the level of any or all Underlyings or that has unlimited return potential.

t  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t  You would not be willing to invest in the Notes based on the Additional Rate specified on the cover hereof (the actual Additional Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t  You are unwilling to invest in Notes that pay Contingent Coupons at a variable per annum rate based on 3-Month USD LIBOR.

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t  You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlyings.

t  You are unable or unwilling to invest in Notes that may be called early (after an initial one-year non-call period) at JPMorgan Financial’s election, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t  You do not understand or accept the risks associated with the Underlyings.

t  You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The Russell 2000® Index” and “The EURO STOXX 50® Index” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10 per Note
Underlyings:	Russell 2000® Index EURO STOXX 50® Index
Principal Amount:	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]:	Approximately 5 years, unless called earlier at the election of JPMorgan Financial
Issuer Call Feature:	JPMorgan Financial may elect to call the Notes on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date), regardless of the closing level of either Underlying on that Observation Date. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes. Before JPMorgan Financial elects to call the Notes on an Observation Date, JPMorgan Financial will deliver written notice to The Depository Trust Company (“DTC”) on or before that Observation Date.
Contingent Coupon:

If the closing level of each Underlying is equal to or greater than its Coupon Barrier on an Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date. However, if the Reference Rate for any Coupon Period is sufficiently negative, the Contingent Coupon Rate will be 0.00% per annum and you will receive no Contingent Coupon on the relevant Coupon Payment Date.

If the closing level of either Underlying is less than its Coupon Barrier on an Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Observation Date on which the closing level of either Underlying is less than its Coupon Barrier or if the applicable Contingent Coupon Rate is 0.00% per annum.

Contingent Coupon Rate:	For each Coupon Period, a per annum rate equal to the Reference Rate, as determined on the applicable Rate Determination Date, plus the Additional Rate, provided that this rate will not be less than the Minimum Coupon Rate. Contingent Coupons will be calculated on a 30/360 basis. See “Supplemental Terms of the Notes” in this pricing supplement for more information.
Additional Rate:	Expected to be between 5.00% and 6.00% per annum. The actual Additional Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 5.00% per annum.
Minimum Coupon Rate:	0.00% per annum
Coupon Payment Dates[2]:	As specified under the “Coupon Payment Dates / Call Settlement Dates (if called)” column of the table under “Observation Dates and Coupon Payment Dates” below.
Call Settlement Dates[2]:	First Coupon Payment Date following the applicable Observation Date
Coupon Period:	The period beginning on and including the Original Issue Date and ending on but excluding the first Coupon Payment Date, and each successive period beginning on and including a Coupon Payment Date and ending on but excluding the next succeeding Coupon Payment Date, or, if the Notes are called prior to the next succeeding Coupon Payment Date, ending on but excluding the applicable Call Settlement Date
Reference Rate:	3-Month USD LIBOR, which is the rate determined by the calculation agent as the London interbank offered rate for deposits in U.S. dollars having a maturity of three months in amounts of at least $1,000,000, as that rate appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, on the relevant Rate Determination Date, provided that, if no such rate appears on the Reuters Screen LIBOR01 Page on that Rate Determination Date at approximately 11:00 a.m., London time, or if the calculation agent determines in its sole discretion on or prior to that Rate Determination Date that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will determine 3-Month USD LIBOR for that Rate Determination Date in accordance with the alternative procedures set forth under “Supplemental Terms of the Notes” in this pricing supplement.
Rate Determination Date:	For each Coupon Period, the second London Business Day immediately preceding the first day of that Coupon Period
London Business Day:	Any day other than a day on which banking institutions in London, England are authorized or required by law, regulation or executive order to close
Reuters Screen LIBOR01 Page:	The display designated as the Reuters screen “LIBOR01,” or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be nominated for the purpose of displaying London interbank offered rates for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London interbank offered rate in the event IBA or its successor no longer does so
Payment at Maturity (per $10 Note):

If JPMorgan Financial does not elect to call the Notes and the Final Value of each Underlying is equal to or greater than its Downside Threshold , we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus any Contingent Coupon otherwise due on the Maturity Date.

If JPMorgan Financial does not elect to call the Notes and the Final Value of any Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Lesser Performing Underlying, equal to:

$10 × (1 + Lesser Performing Underlying Return)

Underlying Return:	With respect to each Underlying: Final Value – Initial Value Initial Value
Lesser Performing Underlying:	The Underlying with the Lower Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings
Initial Value:	With respect to each Underlying, the closing level of that Underlying on the Trade Date

Final Value:	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Downside Threshold[3]:	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Coupon Barrier[3]:	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
1	See footnote 1 under “Key Dates” on the front cover
2	See footnote 2 under “Key Dates” on the front cover
3	Rounded to three decimal places for the Russell 2000® Index and rounded to two decimal places for the EURO STOXX 50® Index

Investment Timeline

Trade Date	The closing level of each Underlying (Initial Value) is observed, the Downside Threshold and the Coupon Barrier of each Underlying are determined and the Additional Rate is finalized.

Each Rate Determination Date (two London Business Days prior to the first day of each Coupon Period)	The Contingent Coupon Rate for each Interest Period is set.

Quarterly (callable by JPMorgan Financial at its election after an initial one-year non-call period):

If the closing level of each Underlying is equal to or greater than its Coupon Barrier on an Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the relevant Coupon Payment Date. However, if the Reference Rate for any Coupon Period is sufficiently negative, the Contingent Coupon Rate will be 0.00% per annum and you will receive no Contingent Coupon on the relevant Coupon Payment Date.

JPMorgan Financial may, at its election and upon written notice to DTC, call the Notes on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date), regardless of the closing level of either Underlying on that Observation Date. If JPMorgan Financial elects to call the Notes, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If JPMorgan Financial does not elect to call the Notes and the Final Value of each Underlying is equal to or greater than its Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus any Contingent Coupon otherwise due on the Maturity Date.

If JPMorgan Financial does not elect to call the Notes and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Lesser Performing Underlying, equal to a return of:

$10 × (1 + Lesser Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. YOU MAY RECEIVE FEW OR NO QUARTERLY CONTINGENT COUPONS DURING THE TERM OF THE NOTES. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF THE OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates and Coupon Payment Dates

Observation Dates *	Coupon Payment Dates / Call Settlement Dates (if called)
May 29, 2018	May 31, 2018
August 28, 2018	August 30, 2018
November 26, 2018	November 28, 2018
February 26, 2019	February 28, 2019
May 28, 2019	May 30, 2019
August 27, 2019	August 29, 2019
November 26, 2019	November 29, 2019
February 26, 2020	February 28, 2020
May 26, 2020	May 28, 2020
August 26, 2020	August 28, 2020
November 27, 2020	December 1, 2020
February 26, 2021	March 2, 2021
May 26, 2021	May 28, 2021
August 26, 2021	August 31, 2021
November 26, 2021	November 30, 2021
February 28, 2022	March 2, 2022
May 26, 2022	May 31, 2022
August 26, 2022	August 31, 2022
November 28, 2022	November 30, 2022
February 23, 2023** (the Final Valuation Date)	February 28, 2023** (the Maturity Date)

*The Notes are not callable at JPMorgan Financial’s election until the fourth Observation Date, February 26, 2019.

**The Notes are not callable at JPMorgan Financial’s election on the Final Valuation Date. Thus, the Maturity Date is not a Call Settlement Date.

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the Russell 2000® Index and the EURO STOXX 50® Index is an “Index.”

LIBOR, which stands for “London Interbank Offered Rate,” is the average interest rate estimated by leading banks in London that they would be charged if borrowing from other banks without pledging any collateral or security. With respect to each Rate Determination Date, the Reference Rate is “3-Month USD LIBOR,” which is the rate determined by the calculation agent as the London interbank offered rate for deposits in U.S. dollars having a maturity of 3 months in amounts of at least $1,000,000, as that rate appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, on that Rate Determination Date, provided that, if no such rate appears on the Reuters Screen LIBOR01 Page on that Rate Determination Date at approximately 11:00 a.m., London time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant London interbank offered rate for U.S. dollar deposits, will determine 3-Month USD LIBOR for that Rate Determination Date in its sole discretion.

Notwithstanding the foregoing paragraph:

t	if the calculation agent determines in its sole discretion on or prior to the relevant Rate Determination Date that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as 3-Month USD LIBOR for that Rate Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and

t	if the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the business day convention, the interest accrual convention, the definitions of business day, London Business Day, Day Count Fraction and Rate Determination Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the Notes. We may appoint a different calculation agent, including The Bank of New York Mellon, ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you. See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

Notwithstanding anything to the contrary in the accompanying product supplement:

t	the Rate Determination Dates are not subject to postponement under “General Terms of Notes — Postponement of a Determination Date” in the accompanying product supplement; and

t	Contingent Coupons will be calculated on a 30/360 basis. This means that the Contingent Coupon, if any, for each Coupon Period will be calculated as follows:

$10 × Contingent Coupon Rate × Day Count Fraction,

where the Day Count Fraction will be calculated as follows:

Day Count Fraction={[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)} / 360

where:

“Y1” is the year, expressed as a number, in which the first day of the relevant Coupon Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the relevant Coupon Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the relevant Coupon Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the relevant Coupon Period falls;

“D1” is the first calendar day, expressed as a number, of the relevant Coupon Period, unless that number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the relevant Coupon Period, unless that number would be 31 and D1 is greater than 29, in which case D2 will be 30.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). If the Notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If JPMorgan Financial does not elect to call the Notes and the closing level of any Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Lesser Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Underlying.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	Floating Rate Notes Differ from Fixed Rate Notes — The Contingent Coupon Rate will be variable and determined based on the Reference Rate plus the Additional Rate, which may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the Notes as compared to other investment alternatives.

t	The Performance of the Reference Rate May Limit the Amount of Any Contingent Coupon — Even if the levels of the Underlyings are above their respective Coupon Barriers on each Observation Date, the level of the Reference Rate may decrease, resulting in a Contingent Coupon Rate lower than the yield one might receive based on market rates during the same period. Because the Reference Rate may be negative, the Contingent Coupon Rate may be as low as 0.00% per annum during a given Coupon Period, resulting in no Contingent Coupon on the relevant Coupon Payment Date.

t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing level of either Underlying is less than its Coupon Barrier on an Observation Date or the applicable Contingent Coupon Rate is 0.00% per annum, we will not pay you the Contingent Coupon for that Observation Date and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing level of either Underlying is less than its Coupon Barrier on each Observation Date or the Contingent Coupon Rate is 0.00% per annum for each Coupon Period, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of any Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity, the applicable Contingent Coupon Rate and whether JPMorgan Financial elects to call the Notes. Further, if JPMorgan Financial elects to call the Notes, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. If JPMorgan Financial does not elect to call the Notes, you may be subject to the risk of decline in the level of each Underlying, even though you are not able to participate in any potential appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any Underlying. In addition, if JPMorgan Financial does not elect to call the Notes and the Final Value of any Underlying is below its Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t	Because the Notes Are Linked to the Lesser Performing Underlying, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing level of either Underlying will be less than its Coupon Barrier on the Observation Dates or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Additional Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Additional Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If JPMorgan Financial does not elect to call the Notes, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

t	Your Payment at Maturity Will Be Determined By the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of any of the other Underlyings. Accordingly, if JPMorgan Financial does not elect to call the Notes and the Final Value of any Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of either or both of the other Underlyings is greater than or equal to its Initial Value.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note, with or without the Contingent Coupon, or, if any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Lesser Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.

t	A Higher Additional Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the level of an Underlying could close below its Coupon Barrier on a an Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Additional Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Additional Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Additional Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

t	Call and Reinvestment Risk — JPMorgan Financial may, in its sole discretion, elect to call the Notes on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date), regardless of the closing level of either Underlying on that Observation Date. If JPMorgan Financial elects to call your Notes early, you will no longer have the opportunity to receive any Contingent Coupons after the applicable Call Settlement Date. The fourth Observation Date, and the first potential date on which JPMorgan Financial may elect to call the Notes, occurs after approximately one year and therefore you may not have the opportunity to receive any Contingent Coupons after approximately one year. In the event JPMorgan Financial elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

It is more likely that JPMorgan Financial will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by JPMorgan Financial of comparable maturity, terms and credit rating trading in the market. The greater likelihood of JPMorgan Financial calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar interest rate. JPMorgan Financial is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by JPMorgan Financial, which includes when the level of any of the Underlyings is less than its Coupon Barrier. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, the calculation agent may exercise discretion in determining the Reference Rate for a Coupon Period if no relevant rate appears on the Reuters Screen LIBOR01 Page on a Rate Determination Date at approximately 11:00 a.m., London time, or if the calculation agent determines in its sole discretion on or prior to the relevant Rate Determination Date that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or that rate has ceased to be published permanently or indefinitely, which may adversely affect the return on and the market value of the Notes. See “— Risks Relating to the Reference Rate — 3-Month USD LIBOR May Be Determined by the Calculation Agent in Its Sole Discretion or, If It Is Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Rate” below.

Furthermore, IBA calculates 3-Month USD LIBOR using submissions from contributing banks, including an affiliate of ours. We and our affiliates will have no obligation to consider your interests as a holder of the Notes in taking any actions in connection with acting as a 3-Month USD LIBOR contributing bank that might affect 3-Month USD LIBOR or the Notes.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the levels of the Underlyings and the Reference Rate;

t	the time to maturity of the Notes;

t	whether the closing level of any Underlying has been, or is expected to be, less than its Coupon Barrier on any Observation Date and whether the Final Value of any Underlying is expected to be less than its Downside Threshold;

t	the dividend rates on the equity securities underlying the Underlyings;

t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally;

t	the factors affecting the Reference Rate discussed under “— Risks Relating to the Reference Rate — The Reference Rate Will Be Affected by a Number of Factors”;

t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the EURO STOXX 50® Index; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stock included in the Underlyings. This is because the calculation agent will determine whether a Contingent Coupon is payable and, if the Notes are not called, will calculate the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stock included in that Underlying.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if each Underlying does not close below its Coupon Barrier on the Observation Dates and the applicable Contingent Coupon Rate is greater than 0.00% per annum, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the level of an Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Coupon Rate.

Risks Relating to the Underlyings

t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

t	Non-U.S. Securities Risk with Respect to the EURO STOXX 50® Index — The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

t	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index — The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

Risks Relating to the Reference Rate

t	The Reference Rate Will Be Affected by a Number of Factors — The amount of Contingent Coupon payable on the Notes will depend, in part, on the Reference Rate. The Reference Rate will depend on a number of factors, including, but not limited to:

t       supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a three month term;

t       sentiment regarding underlying strength in the U.S. and global economies;

t       expectations regarding the level of price inflation;

t       sentiment regarding credit quality in the U.S. and global credit markets;

t       central bank policy regarding interest rates;

t       inflation and expectations concerning inflation; and

t       performance of capital markets.

These and other factors may have a negative effect on the performance of the Reference Rate, on the payment of any Contingent Coupon and on the value of the Notes in the secondary market.

t	The Reference Rate May Be Volatile —The Reference Rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

t       sentiment regarding underlying strength in the U.S. and global economies;

t       expectations regarding the level of price inflation;

t       sentiment regarding credit quality in U.S. and global credit markets;

t       central bank policy regarding interest rates; and

t       performance of capital markets.

t	Uncertainty About the Future of LIBOR May Adversely Affect 3-Month USD LIBOR And Therefore the Return on and the Market Value of the Notes — On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR rates to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, such as the Notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect 3-Month USD LIBOR rates during the term of the Notes and your return on the Notes and the trading market for LIBOR-based securities, including the Notes. If no relevant rate appears on the Reuters Screen LIBOR01 Page on a Rate Determination Date at approximately 11:00 a.m., London time, or if the calculation agent determines in its sole discretion on or prior to the relevant Rate Determination Date that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or that rate has ceased to be published permanently or indefinitely, 3-Month USD LIBOR will be determined in the manner set forth under “Supplemental Terms of the Notes” in this pricing supplement, which may adversely affect the return on and the market value of the Notes. See the next bullet point for more information.

t	3-Month USD LIBOR May Be Determined by the Calculation Agent in Its Sole Discretion or, If It Is Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Rate — If no relevant rate appears on the Reuters Screen LIBOR01 Page on a Rate Determination Date at approximately 11:00 a.m., London time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant London interbank offered rate for U.S. dollar deposits, will determine 3-Month USD LIBOR for that Rate Determination Date in its sole discretion. Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant Rate Determination Date that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as 3-Month USD LIBOR for that Rate Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the business day convention, the interest accrual convention, the definitions of business day, London Business Day, Day Count Fraction and Rate Determination Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for that substitute or successor rate. Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the applicable Reference Rate on the applicable Rate Determination Date, which could adversely affect the return on and the market value of the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer-elected call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.* We cannot predict the closing level of any Underlying on any day during the term of the Notes, including on any Observation Date or on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Even if the levels of the Underlyings are above their respective Coupon Barriers on each Observation Date, the level of the Reference Rate may decrease, resulting in a Contingent Coupon Rate per annum lower than the yield one might receive based on market rates during the same period. Because the Reference Rate may be negative, the Contingent Coupon Rate may be as low as 0.00% per annum during a given Interest Period, resulting in no Contingent Coupon on the relevant Coupon Payment Date. See “Hypothetical Contingent Coupon for a Coupon Period” below. Numbers in the examples below have been rounded for ease of analysis. In these examples, we refer to the Russell 2000® Index and the EURO STOXX 50® Index as the “RTY Index” and the “SX5E Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately 5 years (unless earlier called)
Hypothetical Initial Value:	100.000 for the RTY Index and 100.00 for the SX5E Index
Contingent Coupon Rate:	The Reference Rate plus the Additional Rate, subject to the Minimum Coupon Rate. These examples assume that the Contingent Coupon Rate is greater than 0.00% per annum over the term of the Notes.
Hypothetical Additional Rate:	5.00% per annum, based on the bottom of the range of 5.00% to 6.00% per annum
Minimum Coupon Rate:	0.00% per annum
Observation Dates:	Quarterly
Hypothetical Downside Threshold:	70.000 for the RTY Index and 70.00 for the SX5E Index (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)
Hypothetical Coupon Barrier:	70.000 for the RTY Index and 70.00 for the SX5E Index (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)

*	Terms used for purposes of these hypothetical examples may not represent the actual Additional Rate, Initial Values, Coupon Barriers or Downside Thresholds. The actual Additional Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Values of 100.000 for the RTY Index and 100.00 for the SX5E Index have been chosen for illustrative purposes only and may not represent a likely actual Initial Value for any Underlying. The actual Initial Value and resulting Downside Threshold and Coupon Barrier of each Underlying will be based on the closing level of that Underlying on the Trade Date. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “The Russell 2000® Index” and “The EURO STOXX 50® Index” below.

The examples below are hypothetical. These examples are intended to illustrate (a) the effect of an issuer-elected call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing level of either Underlying is less than its Coupon Barrier on that Observation Date, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of either Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — JPMorgan Financial Elects to Call the Notes on the Fourth Observation Date

Observation Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 105.000 SX5E Index: 90.00	Notes NOT callable. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon on first Coupon Payment Date.
Second Observation Date	RTY Index: 105.000 SX5E Index: 65.00	Notes NOT callable. Closing level of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	RTY Index: 65.000 SX5E Index: 80.00	Notes NOT callable. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth Observation Date	RTY Index: 105.000 SX5E Index: 110.00	Issuer elects to call the Notes. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon on Call Settlement Date.
Total Payments (per $10.00 Note):		$10.00 plus the Contingent Coupons applicable to the first and fourth Observation Dates

On the fourth Observation Date, JPMorgan Financial elects to call the Notes. Because the closing level of each Underlying is above its applicable Coupon Barrier on the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), JPMorgan Financial will pay you, per $10.00 principal amount Note, the principal amount of $10.00 plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, JPMorgan Financial will pay the Contingent Coupon on the first Coupon Payment Date. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the second and third Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following the applicable Observation Dates. Accordingly, JPMorgan Financial will have paid, for each $10.00 principal amount Note, a total of $10.00 plus two Contingent Coupons based on the Reference Rate for each applicable Observation Date plus the Additional Rate, subject to the Minimum Coupon Rate of 0.00% per annum.

Example 2 — Notes Are NOT Called and the Final Value of Each Underlying Is Above Its Downside Threshold

Observation Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 105.000 SX5E Index: 90.00	Notes NOT callable. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon on first Coupon Payment Date.
Second Observation Date	RTY Index: 105.000 SX5E Index: 75.00	Notes NOT callable. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon on second Coupon Payment Date.
Third Observation Date	RTY Index: 65.000 SX5E Index: 80.00	Notes NOT callable. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth through Nineteenth Observation Dates	Various (at least one Underlying below Coupon Barrier)	Notes NOT called at the election of the Issuer. Closing level of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth through nineteenth Observation Dates.
Twentieth Observation Date (the Final Valuation Date)	RTY Index: 105.000 SX5E Index: 110.00	Notes NOT callable. Final Value of each Underlying above its Downside Threshold; Issuer repays principal plus pays Contingent Coupon on Maturity Date.
Total Payments (per $10.00 Note):		$10.00 plus the Contingent Coupons applicable to the first and second Observation Dates and the Final Valuation Date

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you on the Maturity Date per $10.00 principal amount Note, $10.00 plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, JPMorgan Financial will pay the Contingent Coupon on the first and second Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on each of the third through nineteenth Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Date following the applicable Observation Date. Accordingly, JPMorgan Financial will have paid, for each $10.00 principal amount Note, a total of $10.00 plus three Contingent Coupons based on the Reference Rate for each applicable Observation Date plus the Additional Rate, subject to the Minimum Coupon Rate of 0.00% per annum.

Example 3 — Notes Are NOT Called and the Final Value of Any Underlying Is Below Its Downside Threshold

Observation Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 40.000 SX5E Index: 45.00	Notes NOT callable. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	RTY Index: 105.000 SX5E Index: 45.00	Notes NOT callable. Closing level of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	RTY Index: 90.000 SX5E Index: 45.00	Notes NOT callable. Closing level of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth through Nineteenth Observation Dates	Various (at least one Underlying below Coupon Barrier)	Notes NOT called at the election of the Issuer. Closing level of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth through nineteenth Observation Dates.
Twentieth Observation Date (the Final Valuation Date)	RTY Index: 45.000 SX5E Index: 110.00	Notes NOT callable. Closing level of RTY Index below its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Lesser Performing Underlying.
Total Payments (per $10.00 Note):		$4.50

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Lesser Performing Underlying Return)

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the RTY Index:

Final Value – Initial Value	=	45.000 – 100.000	= -55.00%
Initial Value		100.000

Underlying Return of the SX5E Index:

Final Value – Initial Value	=	110.00 – 100.00	= 10.00%
Initial Value		100.00

Step 2: Determine the Lesser Performing Underlying. The RTY Index is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Lesser Performing Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing level of at least one Underlying is less than its Coupon Barrier on each Observation Date, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes. Accordingly, JPMorgan Financial will have paid a total of $4.50 per $10.00 principal amount Note for a -55.00% total return over the approximately five (5) year term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Contingent Coupon for a Coupon Period

The table below illustrates how the Contingent Coupon for a Coupon Period is determined, based on a hypothetical range of performance of the Reference Rate. The table below reflects the Minimum Coupon Rate of 0.00% and assumes that the Additional Rate is 5.00% per annum, the Day Count Fraction for the relevant Coupon Period is 90/360 and the closing level of each Underlying is above its Coupon Barrier on the relevant Observation Date. The actual Additional Rate will be determined on the Trade Date and will be provided in the pricing supplement. The actual Day Count Fraction for a Coupon Period will be calculated in the manner set forth under “Supplemental Terms of the Notes” in this pricing supplement. The actual Contingent Coupon applicable to each Coupon Payment Date will be an amount determined by the calculation agent based on the Reference Rate applicable to the relevant Coupon Period plus the Additional Rate, subject to the Minimum Coupon Rate, calculated on a 30/360 basis. The hypothetical Reference Rates (and the resulting Contingent Coupon Rate) and Contingent Coupons set forth in the table below are for illustrative purposes only and may not be the actual Reference Rate (or the resulting Contingent Coupon Rate) or Contingent Coupon applicable to any Coupon Period. The Contingent Coupon Rate could vary greatly over the term of the Notes, could decrease and could be 0.00% per annum, which would limit the amount of any Contingent Coupon.

Reference Rate on the Relevant Rate Determination Date	Additional Rate	Contingent Coupon Rate	Contingent Coupon
5.00%	5.00%	10.00%	$0.250
4.00%	5.00%	9.00%	$0.225
3.00%	5.00%	8.00%	$0.200
2.00%	5.00%	7.00%	$0.175
1.00%	5.00%	6.00%	$0.150
0.00%	5.00%	5.00%	$0.125
−1.00%	5.00%	4.00%	$0.100
−2.00%	5.00%	3.00%	$0.075
−3.00%	5.00%	2.00%	$0.050
−4.00%	5.00%	1.00%	$0.025
−5.00%	5.00%	0.00%	$0.00
−6.00%	5.00%	0.00%	$0.00

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Underlying. This information given below is for the four calendar quarters in each of 2013, 2014, 2015, 2016 and 2017. Partial data is provided for the first calendar quarter of 2018. We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical levels of either Underlying as an indication of future performance.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Russell 2000® Index as reported by Bloomberg, without independent verification. The closing level of the Russell 2000® Index on February 13, 2018 was 1,494.950. The actual Initial Value of the Russell 2000® Index will be the closing level of the Russell 2000® Index on the Trade Date. We obtained the closing levels of the Russell 2000® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	953.068	872.605	951.542
4/1/2013	6/30/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	2/13/2018*	1,610.706	1,463.793	1,494.950

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through February 13, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of the Russell 2000® Index from January 2, 2008 through February 13, 2018, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of 1,046.465, equal to 70% of the closing level of the Russell 2000® Index on February 13, 2018. The actual Downside Threshold and Coupon Barrier will be based on the closing level of the Russell 2000® Index on the Trade Date (the Initial Value) and will each equal 70% of the Initial Value of the Russell 2000® Index.

Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the quarterly high and low closing levels of the EURO STOXX 50® Index, based on daily closing levels of the EURO STOXX 50® Index as reported by Bloomberg, without independent verification. The closing level of the EURO STOXX 50® Index on February 13, 2018 was 3,340.93. The actual Initial Value of the EURO STOXX 50® Index will be the closing level of the EURO STOXX 50® Index on the Trade Date. We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	2/13/2018*	3,672.29	3,325.99	3,340.93

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through February 13, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 2, 2008 through February 13, 2018, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of 2,338.65 , equal to 70% of the closing level of the EURO STOXX 50® Index on February 13, 2018. The actual Downside Threshold and Coupon Barrier will be based on the closing level of the EURO STOXX 50® Index on the Trade Date (the Initial Value) and will each equal 70% of the Initial Value of the EURO STOXX 50® Index.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Russell 2000® Index and the EURO STOXX 50® Index from January 2, 2008 through February 13, 2018. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 2, 2008 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively.  This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Additional Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Additional Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

The Reference Rate

The graph below illustrates the daily performance of the Reference Rate from January 2, 2008 through February 13, 2018, based on information from Bloomberg, without independent verification. The level of the Reference Rate on February 13, 2018 was 1.83875%. We obtained the levels of the Reference Rate above and below from Bloomberg, without independent verification. You should not take the historical levels of the Reference Rate as an indication of future performance.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.